Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-146339 and 333-133527 on Form S-8 of our report dated February 14, 2008, relating to the financial statements and financial statement schedule of NightHawk Radiology Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) and our report dated February 14, 2008 on the effectiveness of NightHawk Radiology Holdings, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of NightHawk Radiology Holdings, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho
February 19, 2008